Exhibit 4.42

Framework Agreement for Ancillary Telecommunications Services

between
China Network Communications Group Corporation
and
China Unicom Corporation Limited
     This Framework Agreement for Ancillary Telecommunications Services (hereinafter referred to as this “Framework Agreement”) is signed on August 12, 2008 in Beijing, the People’s Republic of China (“PRC”) by and between the following two parties:

Party A:	China Network Communications Group Corporation (hereinafter referred to as “Netcom Group”)
Registered address: No. 156, Fu Xing Men Nei Street, Xicheng District, Beijing
Legal representative: Zhang Chunjiang

Party B:	China Unicom Corporation Limited (hereinafter referred to as “CUCL”)
Registered address: 12/F, Tower A, Henderson Center, No. 18, Jian Guo Men Nei Avenue, Beijing
Legal representative: Chang Xiaobing
Whereas:
(1)	Netcom Group is a state owned enterprise duly incorporated and validly existing under the laws of the PRC;

(2)	CUCL is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC, whose equity is 100% held by China United Telecommunications Corporation Limited (the “Unicom Red-chip Company”, a company duly incorporated and validly existing under the laws of the Hong Kong Special Administration Region and dually listed on the Hong Kong Stock Exchange). Approved by the former Ministry of Information Industry (“MII”) of the PRC, CUCL is mainly engaged in nationwide provision of international and domestic long-distance communications services (excluding international telecommunications facilities services); Internet services and IP Telephony services; as well as mobile communications services in 31 provinces, autonomous regions and municipalities, including Beijing, Tianjin, Shanghai, Liaoning, Hebei, Shandong, Jiangsu, Zhejiang, Fujian, Guangdong, Hubei, Anhui, Sichuan, Guizhou, Xinjiang, Chongqing, Shaanxi, Guangxi, Henan, Heilongjiang, Jilin, Jiangxi, Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Tibet;

(3)	On May 24, 2008, the Ministry of Industry and Information Technology, the National Development and Reform Commission and the Ministry of Finance jointly issued the “Notice on Deepening the Reform of China’s Telecommunications System”, which is seen as the guidepost for the Chinese government to deepen the reform of its telecommunications system by endorsing the formation of three leading competitive carriers with nationwide network resources, similar size and strength and the capacity of full service operation. In the above notice, China Telecom is encouraged to buy China Unicom’s CDMA network and China Unicom is encouraged to merge with China Netcom. As a response to the call for deepening the reform in regard to telecommunications restructuring, the Unicom Red-chip Company is to merge with Netcom’s red-chip counterpart via an agreement (the “Merger Transaction”). Following the merger, the Netcom Red-chip Company will withdraw from the Hong Kong Stock

Exchange and the New York Stock Exchange to become a wholly owned subsidiary of the Unicom Red-chip Company;
(4)	Netcom Group shall provide corresponding ancillary telecommunications services to Party B in operation of related telecommunications services.

On the basis of equity and fairness and following friendly consultation, Party A (including Party A’s branches, subsidiaries and other units under its control, but excluding the Netcom Red-chip Company and its affiliates, subsidiaries and other units under its control, the same below) and Party B (including Party B’s branches, subsidiaries and other units under its control, the same below) enters into the following Framework Agreement concerning the provision of ancillary telecommunications services:

1.	Basic principles
1.1	In accordance with the stipulations of this Framework Agreement, Party A is entitled to impose reasonable service charges over the ancillary telecommunications services provided to Party B under this Framework Agreement, and Party B shall fulfil its obligations in making the related payment.

1.2	The terms of the ancillary telecommunications services provided by Party A under this Framework Agreement shall be no inferior to the terms of the same or similar services provided to any other third party.

1.3	If, due to reasons other than its own fault, Party A can not provide or fully provide the ancillary telecommunications services under this Framework Agreement, Party A shall notify Party B in writing in a timely manner, and try its best to assist Party B in obtaining the same or similar services from other channels.

1.4	The ancillary telecommunications services provided under this Framework Agreement by Party A to Party B shall comply with the usage agreed by both parties and the related national standards.

1.5	For the damages caused by any Party to the other under this Framework Agreement due to the breach of this agreement, the defaulting Party shall be responsible to make timely and full compensation to the other for the breach.

1.6	Any Party under this Framework Agreement, in fulfilling its obligations under this agreement, shall be provided with reasonable and necessary assistance by the other Party.
2.	The basic contents of the ancillary telecommunications services
2.1	The ancillary telecommunications services under this Framework Agreement provided by Party A to Party B includes: various pre-sale, on-sale and after-sale telecommunications services such as assembling, dismantling, removing and repairing of telecommunications equipments in the customer end, sales agency services of some of the communications products, printing and invoice delivery services, collection of phone bills, production of phone cards, and development of customers, etc.; collection and feedback of the market and customer information; maintenance of the ancillary facilities (such as the air-conditioner and fire control equipments) in the communications equipment rooms, and maintenance of the telephone booths, etc.
3.	Pricing principles
3.1	The pricing of the ancillary telecommunications services and/or charging rate under this Framework Agreement shall be determined with reference to the principles and order set forth in this article: follow the government-fixed price if there is any; follow the government-recommended price if there is any; follow the market price if there is no government-fixed price nor government-recommended price; if there is no government-fixed price, government-recommended price nor market price, the price shall be determined through consultation by both parties. However, the agreed price should be composed of the reasonable costs and the reasonable profits, among which the “reasonable costs” refers to the costs agreed by both parties after consultation.

The “government-fixed price” in this article refers to the price set up by the price administrations or other related departments according to the Price Law of the People’s Republic of China, and the authority and scope of the pricing.

The “government-recommended price” in this article refers to the price set up by the operators according to the Price Law of the People’s Republic of China, and guided by the benchmark price and its floating rate provided by the price administrations or other related departments according to the pricing authority and scope.

The “market price” in this article refers to the price set up by the operators and formed through market competition. The market price is determined according to the following order: (1) the price charged by an independent third party in providing the service under normal trading conditions in the service provision areas or the neighborhoods; or (2) the price charged by an independent third party in providing the service under normal trading conditions in the PRC.

3.2	The specific amount of service charge under this Framework Agreement, shall be calculated in accordance with related accounting principles of the PRC (if applicable) which are applicable from time to time.

3.3	Both parties shall conduct a review on the pricing standard of next fiscal year for each service and facility which are provided under this Framework Agreement before December 31 of each year (if necessary).

3.4	It is estimated that both parties will formulate concrete implementation document from time to time on providing related service according to the needs; this concrete implementation document should record the specific service needed by Party B at that time, as well as the binding principles, guide lines, terms and conditions of this Framework Agreement.
4.	Payment of service charge
4.1	Party B shall, in accordance with pricing and charging standards set forth in this Framework Agreement, the supplement agreement to this Framework Agreement (if there is any) and the concrete implementation documents, pay Party A or its trustee in a timely manner for the service provision.

4.2	If Party B fails to pay in time the corresponding service charge stipulated in this Framework Agreement, the supplement agreement to this Framework Agreement (if there is any) and the concrete implementation documents, it shall pay Party A the penalty fee which is 0.05% of the unpaid amount due for each (1) day (refers to calendar day, and similarly hereinafter), if it is late for sixty (60) days, Party A may notify Party B in writing the termination of corresponding services; if Party B still fails to pay the corresponding service fee after receiving the written notification for thirty (30) days, Party A could declare the termination of such services. However, the suspension or termination of these services, shall not affect the rights and obligations of both parties already in effect under this Framework Agreement.
5.	Rights and obligations of both parties
5.1	Rights and obligations of Party B
5.1.1	Rights of Party B
(1)	Party B is entitled to obtain services provided by Party A under this Framework Agreement;

(2)	Concerning the connected transactions under this Framework Agreement, the auditors of Unicom Red-chip Company are entitled to audit the accounting records of Party A and the connected parties.
5.1.2	Obligations of Party B
(1)	Guarantee and/or promote its subsidiaries or affiliates or other entities under its control to sign the concrete implementation documents with Party A, in accordance with this Framework Agreement or supplement agreement to this Framework Agreement (if there is any);

(2)	Coordinate issues in connection with the concrete implementation documents;

(3)	Pay related service fees in accordance with this Framework Agreement and the concrete implementation documents;

(4)	Guarantee the compensation for any damage caused to Party A or the targeting Party in the concrete implementation documents due to the violation of a provision under this Framework Agreement or that under the concrete implementation documents.
5.2	Rights and obligations of Party A
5.2.1	Rights of Party A
(1)	Party A is entitled by law to obtain the service fees under this Framework Agreement;

(2)	Under the prerequisite that services under this Framework Agreement are provided to Party B, it has the option to provide similar services to a third party.
5.2.2	Obligations of Party A
(1)	Guarantee and/or promote its subsidiaries or affiliates or other entities under its control to sign the concrete implementation documents with Party B, in accordance with this Framework Agreement or supplement agreement to this Framework Agreement (if there is any);

(2)	Provide and supervise its subsidiaries or affiliates or other entities under its control to provide high quality service in accordance with the rules of this Framework Agreement;

(3)	Coordinate issues in connection with the concrete implementation documents;

(4)	Guarantee the compensation for any damage caused to Party B or the targeting Party in the concrete implementation documents due to the violation of a provision under this Framework Agreement or that under the concrete implementation documents.
5.3	Both parties confirm hereby, that they are obliged to take further necessary actions and measures, to guarantee the achievement of the purpose and successful implementation of this Framework Agreement, and ensure the rules of Hong Kong Stock Exchange concerning connected transactions are followed in the event that Party B is a subsidiary of the listed company.
6.	Priorities
6.1	If the terms and conditions proposed by an independent third party to Party B are no better than those of offered by Party A for the same service, Party B shall give preference to Party A.

6.2	Party A undertakes to Party B that the conditions provided by Party A to a third party concerning the same or similar service in this Framework Agreement shall not be better to those conditions provided by Party A to Party B.

6.3	Party A is entitled to provide related service to a third party under the condition that the service provided by Party A to Party B according to this Framework Agreement shall not be affected.
7.	Representations, Assurances and Commitments

Each party of this Framework Agreement makes the following statements, assurances and commitments to the other party:
7.1	Each party is an independent legal person incorporated for effective duration in accordance with Chinese laws, with full power and authority (including but not limited to the approval, permission or consent given by competent government departments) to sign and implement this Framework Agreement;

7.2	No provision contained in this Framework Agreement is in violation of either party’s association documents or Chinese laws and regulations;

7.3	Each party will do its utmost to take or cause other people to take any necessary, appropriate or desirable action in line with Chinese laws, regulations as well as this Framework Agreement, with a view to enabling the effective implementation of those matters prescribed in this Framework Agreement.
8.	Effectiveness

This Framework Agreement will take effect on the next day following the final implementation of the Merger Transaction.

9.	Force majeure
9.1	If a party is unable to implement or fully implement the obligations prescribed in this Framework Agreement as a result of force majeure, then it will not undertake any liability for breach of the agreement, in which case the it shall, within fifteen (15) days following the occurrence of force majeure, inform the case to the other party in writing and provide proof therewith, and at the same time make every effort to minimise the losses incurred by force majeure. Within a reasonable period of time in the wake of force majeure, the party falling victim to force majeure shall undertake to continue implementation of this Framework Agreement.

9.2	Force majeure in this Framework Agreement means all objective situations that are unforeseeable, unavoidable and that cannot be overcome.
10.	Confidentiality

Without the written permission of the other party, neither party of this Framework Agreement shall make any announcement in regard to, or provide or disclose to a third party any data or information in relation to the businesses of the other party or items under this Framework Agreement, unless otherwise required by legal or government departments or securities regulatory bodies, or for the purpose of maintaining the listing status of the Unicom Red-chip Company.

11.	Transfer of rights and obligations

Without the written consent of the other party, neither party shall proceed to transfer any right and obligation prescribed in this Framework Agreement.

12.	Non-waiver

Unless otherwise provided by laws, non-exercise or delayed exercise of the rights, powers or privileges prescribed in this Framework Agreement by either party shall not be regarded as a waiver of such rights, powers or privileges. Moreover, the exercise in part of such rights, powers or privilege shall not keep the party from exercising such rights, powers or privileges in the future.

13.	Notification

Any notification relating to this Framework Agreement shall be made in writing by one party to the other party via personal delivery, fax or mail. A notification shall be regarded as “issued” upon delivery by hand, or the “sent” indication is displayed on the sender’s fax machine, or on the third working day (subject to extension in case of statutory holidays) after sending of the mail. Any notification upon issuance shall be regarded as entering into force.

14.	Applicable laws

This Framework Agreement is governed by PRC laws and shall be interpreted and implemented in accordance with PRC laws.

15.	Dispute settlement

Any dispute between the two parties concerning the effectiveness, interpretation or implementation of this Framework Agreement shall be settled through friendly consultation. If a case can not be settled through negotiation within thirty (30) days after the dispute arises, either party is entitled to file a lawsuit with the people’s court of the corresponding jurisdiction.

16.	Miscellaneous
16.1	On condition that the Unicom Red-chip Company complies with or meets the regulatory requirements on connected transactions, the two parties can proceed to amend or supplement this Framework Agreement based upon consensus.

16.2	Upon signing of this Framework Agreement, in case of conflict with any agreement reached prior to this Framework Agreement on any matter relating to the provisions established in this Framework Agreement, the contents of this Framework Agreement shall prevail.

16.3	This Framework Agreement is divisible, i.e., if any provision of this Framework Agreement is identified as illegal, invalid or unenforceable at any time, the validity and execution of other provisions of this Framework Agreement shall not be affected.

16.4	This Framework Agreement is produced in four (4) copies, with each party holding two (2) copies and all the original copies being equally authentic.
     IN WITNESS WHEREOF, this Framework Agreement is executed by the legal representatives or his authorized representatives of both parties on the date first written above.
Page for signatures:
China Network Communications Group Corporation (seal)
Legal representative or his authorized representative: (signature)
China Unicom Corporation Limited (seal)
Legal representative or his authorized representative: (signature)